SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

December 15, 2004

MOBILEPRO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 300
Bethesda, MD 20817

(Address of principal executive offices) (Zip Code)

(301) 315-9040

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 15, 2004, we announced the appointment of John Dumbleton as our Executive Vice President of Sales and Business Development, effective January 17, 2005.

Mr. Dumbleton has over 13 years of experience in the telecommunications industry, with the last seven years of his career spent at Allegiance Telecom, where he was senior vice president of wholesale services and indirect channels. Prior to joining Allegiance Telecom, Mr. Dumbleton also spent approximately seven years at MCI Communications in McLean, Virginia. Mr. Dumbleton received his bachelor’s degree in engineering and his M.B.A. from Virginia Polytechnic Institute and State University.

Mr. Dumbleton will be paid a base salary of $180,000 per year and shall be eligible to receive a bonus. Mr. Dumbleton received warrants to purchase 2,000,000 shares of our common stock at an exercise price of $0.17 per share, which shall vest ratably over the twelve months of his employment agreement. If Mr. Dumbleton terminates his employment for Good Reason (as is defined in his employment agreement) or without Cause (as is defined in his employment agreement), Mr. Dumbleton is entitled to receive a lump-sum cash payment equal to six months salary and the warrants would become immediately vested and exercisable at any time within 24 months of termination.

Our press release announcing this hiring is filed as Exhibit 99.1 and incorporated herein by reference. A copy of the Employment Agreement is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)        Exhibits Furnished.

10.1     Employment Agreement, dated December 15, 2004.
99.1     Press Release, dated December 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By: /s/ Jay O. Wright
Jay O. Wright
President and Chief Executive Officer
MOBILEPRO CORP.

Date: December 21, 2004